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                                DBS HOLDINGS INC.
                                 (the "Company")

April 26, 2001                                       Trading Symbol: OTCBB: DBSH

Contact: (604) 581-1151
         Daniel Steunenberg, President


                                  NEWS RELEASE

The Company announces that it has executed a share exchange and finance agreement ("Agreement") with M-I Vascular Innovations Inc. ("M-I"). The Company is now in the process of acquiring the endorsement to such Agreement from certain major stockholders constituting approximately 58% of the issued shares of M-I. The Agreement provides, amoungst other matters, that the Company will, as a condition of Closing, raise a minimum of $3,000,000 of funding for M-I and will acquire shares of M-I on a one-for one ratio, with the result that upon acquisition of eligible M-I shares and investment by the Company in M-I, the Company will own not less than 85% of M-I. The Company anticipates that to acquire the shares of M-I that it will issue approximately 15,000,000 shares and will issue options and warrants, at prices varying from $1.00 to $1.50, in an approximate total of 6,000,000 options and warrants. In order to encourage acceptance of the Agreement by M-I and the shareholders thereof (and in order to permit sufficient capital for the majority of the transaction to allow the Agreement to occur), certain shareholders of the Company, including insiders, owning an aggregate of 5,500,000 shares have agreed to have the Company redeem their shares of the Company at $0.04 per share, subject to closing, reducing the issued capital of the Company (prior to M-I acquisition and finance) to approximately 5,360,000 issued shares. Closing of the Agreement is contracted to occur on or before May 18, 2001, unless mutually extended and subject to certain terms including finance of $3,000,000.

M-I is a stent medical device and drug delivery development company. Its laser cut stent produced at M-I's subsidiary's manufacturing facilities underwent successful animal trials at the Mayo Clinic in 2000. M-I has entered into an agreement with Institute do Coracao, the second largest heart institute in the world, to conduct clinical trials in Sao Paulo, Brazil and payments and the process commenced in February, 2001. M-I has raised approximately $5,300,000 privately for development of its stent.

                                                   DBS HOLDINGS INC.


                                                   Per: /s/ Daniel Steunenberg
                                                        -----------------------
                                                        Daniel Steunenberg
                                                        President/Director


THIS NEWS RELEASE HAS BEEN PREPARED BY MANAGEMENT OF THE COMPANY WHO TAKES FULL RESPONSIBILITY FOR ITS CONTENTS. THIS NEWS RELEASE MAY INCLUDE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO ACHIEVING CORPORATE OBJECTIVES, DEVELOPING ADDITIONAL PROJECT INTERESTS,

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THE COMPANY'S ANALYSIS OF OPPORTUNITIES IN THE ACQUISITION AND DEVELOPMENT OF
VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS. THESE STATEMENTS ARE MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN. THIS NEWS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.